Exhibit 10.1

FORM OF FIRST AMENDMENT TO THE

EARLE M. JORGENSEN COMPANY

2004 STOCK INCENTIVE PLAN

WHEREAS, Earle M. Jorgensen Company (the “Company”) adopted and maintains the Earle M. Jorgensen Company 2004 Stock Incentive Plan (the “Plan”);

WHEREAS, Section 9(a) of the Plan provides that the Board of Directors (the “Board”) of the Company may amend the Plan; and

WHEREAS, the Board desires to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2005:

1. The last sentence of the first paragraph of Section 6 of the Plan is amended to read in its entirety as follows:

“Stock Awards may be issued that are fully and immediately vested upon issuance or that vest in one or more installments over the Participant’s period of employment or other service to the Company or upon the attainment of specified performance objectives.”

2. Section 8(a)(iv)(D) of the Plan is amended to read in its entirety as follows:

“(D)	Unless otherwise provided in the applicable Award agreement, settlement of each share of Stock subject to an outstanding Award for the fair market value of such share (determined in accordance with Section 409A of the Code and guidance promulgated thereunder) as of the date of the Change in Control (less, to the extent applicable, the per share exercise price), or, if the per share exercise price equals or exceeds such fair market value, the outstanding Award shall terminate and be canceled.”

3. Section 8(a)(v) of the Plan is amended to read in its entirety as follows:

“(v)

Unless otherwise provided in the applicable Award agreement, in the absence of any agreement of merger or reorganization effecting such Change in Control, each share of Stock subject to an outstanding Award shall be settled for the fair market value of such share (determined in accordance with Section 409A of the Code and guidance promulgated thereunder) as of the date of the Change in Control (less, to the extent applicable, the per share exercise price), or, if the per share exercise price equals or exceeds such fair market value, the outstanding Award shall terminate and be canceled.”

4. Section 9(c)(vi) of the Plan is amended to read in its entirety as follows:

“(vi)	Subject to applicable law, any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any shares of Stock, cash or other thing of value under this Plan or an agreement to be transferred to the Participant.”

5. Section 10 of the Plan is amended by adding the following to the end thereof:

“Any such reimbursement that constitutes deferred compensation subject to Section 409A of the Code shall be made in such a manner so as not to subject any indemnified person to liability under such section.”

6. Section 11 of the Plan is deleted in its entirety.

EARLE M. JORGENSEN COMPANY

By:
Name: Title